Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Laurie Shaw	Michael Newman
LaCrosse Footwear, Inc.	StreetConnect, Inc.
503.251.1100 x1381	800-654-3517

George W. Schneider, Chairman of LaCrosse Footwear, Dies at 82

PORTLAND, OR – March 20, 2005 — LaCrosse Footwear, Inc., today announced that George W. Schneider, 82, the Company’s Chairman of the Board for 23 years, passed away on Friday, March 18, after a brief illness.

“My father brought tremendous enthusiasm, commitment and vision to the Company,” said Joseph P. Schneider, CEO of LaCrosse Footwear. “He took great pride in the hard work of the entire LaCrosse family of employees and in the outstanding quality of our products. My father will be deeply missed by many in our company and our industry, and we will honor his legacy by continuing to build on our tradition of providing innovative, dependable and premium quality footwear.”

Effective immediately Richard A. Rosenthal will assume the duties of Chairman of the Board for LaCrosse Footwear, Inc. “While we are saddened by the passing of Dad, we are very fortunate to have Dick Rosenthal assume the duties as our new Chairman. I know my father would have been very pleased to know that Dick will succeed in the Chairman’s role, as a leader of LaCrosse Footwear,” said Joe Schneider.

Mr. Schneider is survived by his loving wife of 57 years, Virgina (Ginnie), their 11 children and 24 grandchildren. Mr. Schneider was elected to the Board of Directors of the Company’s predecessor in 1968 and was the principal investor and motivating force behind the management buyout of the Company’s predecessor in 1982. He was also the principal organizer of Bay Cities National Bank, Redondo Beach, California, and served as its Chairman of the Board from 1982 until the bank was acquired in December 1995.

Mr. Schneider believed in giving back to the community and set many examples for his children and employees by serving others. He was member of numerous boards and foundations. He served as a Director and Vice Chairman of the Board of Directors of Little Company of Mary Health Systems, Little Company of Mary Hospital and San Pedro Peninsula Hospital for many years. In 1999 George received the honor award from his Holiness, Pope John Paul II for his years of service to the Catholic Church.

A celebration of life will be held at Saint Lawrence Martyr Church, Redondo Beach, California.

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